EXHIBIT 10.4

AMENDMENTS TO INTERCREDITOR, SUBORDINATION AND STANDBY
AGREEMENT dated as of SEPTEMBER 2, 2003

Amendment #3 to Section 17 of the Intercreditor Agreement

The bold and italicized language below will be added to Section 17:

(c) In addition to any vote required by both the holders of a majority of the Senior Debt and the holders of a majority of the Subordinated Debt in order to amend this Agreement, the agreement of the Borrower shall also be required for any amendment to become effective.

Amendment #4 to the Intercreditor Agreement; new Section 29

The bold and italicized language below will be added to the Intercreditor Agreement as Section 29:

Notwithstanding anything contained in this Agreement or any of the Senior Loan Documents or Subordinated Loan Documents, or any applicable state or federal law to the contrary; Any Senior Lender(s) or any Subordinated Lender(s) shall not take any legal action to obtain a judgment for all or any portion of either any Senior Debt or any Subordinated Debt without the express prior written consent of the holders of a majority of the Senior Debt, which consent may be granted or withheld in the sole and absolute discretion of each holder of Senior Debt. The prior approval requirements contained in this section for Senior and Subordinated Lenders shall be in addition to any other provisions in this Agreement that require, as the case may be, any Senior or Subordinated Lender(s) to obtain the approval of a majority of either the Senior Debt holders, Subordinated Debt holders or both the Senior and Subordinated Debt holders before taking certain actions.

Amendment #5 to the Intercreditor Agreement; new Section 30

The bold and italicized language below will be added to the Intercreditor Agreement as Section 30:

30. Statute of Limitations, Waivers.

(a) Notwithstanding anything contained in this Agreement or any of the Senior Loan Documents or Subordinated Loan Documents, or any applicable state or federal law to the contrary; the time-period after which Borrower shall have the right to plead any statute of limitations as a defense to any demand made by a Senior Lender under any Senior Loan Document or any demand made by a Subordinated Lender under any Subordinated Loan Document shall be two and one-half (2 1/2) years. Further, the purpose of this provision is to modify (shorten) the time-period that must elapse before Borrower may plead any statute of limitations as a defense to any demand made by a Senior or Subordinated Lender.

(b) Notwithstanding anything contained in this Agreement or any of the Senior Loan Documents or Subordinated Loan Documents, or any applicable state or federal law to the contrary; Borrower's right to plead any statute of limitations as a defense to any demand made under any Senior Loan Document or any Subordinated Loan Document, including, but not limited to, any Promissory Note, Security Agreement or Subordinate Security Agreement, shall not be terminated, and any provision contained in any Senior Loan Document or any Subordinated Loan Document that waives or terminates such right to plead any statute of limitations shall be null and void.

(c) Nothing contained in this Section or any other section or provision in this Agreement shall be construed to have negated any of the requirements under this Agreement that certain actions taken by any Senior or Subordinated Lender(s) require, as the case may be, the approval of a majority of either the Senior Debt holders, Subordinated Debt holders or both the Senior and Subordinated Debt holders.

(d) All Senior Lenders and all Subordinated Lenders hereby waive any right to plead or assert in any court of law that any statute of limitations is/was either waived, prevented from starting, tolled, interrupted or restarted for any reason including, but not limited to; (i) the passage of this Section 30, or the existence of any other provision contained in this Agreement or any of the other Senior Loan Documents or Subordinated Loan Documents, (ii) a Senior Lender or Subordinated Lender was impaired from exercising certain remedies with respect to any Senior Debt or any Subordinated Debt because of requirements under this Agreement that in certain instances, as the case may be, any Senior or Subordinated Lender(s) must obtain the approval of a majority of either the Senior Debt holders, Subordinated Debt holders or both the Senior and Subordinated Debt holders before taking certain actions, (iii) that Borrower was prohibited or restricted by either this Agreement and/or the Senior or Subordinated Loan Documents from making certain payments that it defaulted on (or that a Lender was prohibited from keeping such payments if they had been made), or (iv) that Borrower, at any time, has offered to compromise or settle the debt held by either a Senior or Subordinated Lender for a reduced or modified payment or repayment schedule and/or in exchange for other securities issued by Borrower. Notwithstanding the foregoing, in the case of a Senior or Subordinated Lender that either (1) receives and accepts a payment from Borrower on debt that they own after a default has occurred, (2) enters into an agreement with Borrower to exchange any defaulted debt that they own for new debt issued by Borrower, or (3) enters into an agreement to modify the terms of existing defaulted debt that they own (other than a modification that occurs by operation of this Agreement), the time-period that must elapse before Borrower shall have the right to plead any statute of limitations (including the shortened time-period created by Section 30(a))shall be restarted from the date that such payment, exchange or modification became effective.

(f) Nothing contained in this Agreement shall be construed to prohibit Borrower, in its sole and absolute discretion, from negotiating or entering into any agreement to exchange, modify or repay any debt held by a Senior Lender or Subordinated Lender after the time-period for pleading any statute of limitations (including the shortened time-period contained in Section 30(a)) as a defense against any claim or demand a Lender may make has expired in regard to such debt.

Amendment #6 to the Intercreditor Agreement; new Section 31

The bold and italicized language below will be added to the Intercreditor Agreement as Section 31:

31. Sale of Assets, Liens.

(a) Notwithstanding anything contained in this Agreement or any of the Senior Loan Documents or Subordinated Loan Documents, or any applicable state or federal law to the contrary; any sale of Borrower's assets, not made in the ordinary course of business (including the Collateral, or portions thereof), and the disposition of proceeds therefrom, if any, shall be deemed to have been done in accordance with the procedures outlined in this Agreement if either (i) such asset sale was approved by both the holders of a majority of the Senior Debt and the holders of a majority of the Subordinated Debt, or (ii) such asset sale was approved by the holders of a majority of the Senior Debt in the case of an asset sale resulting in proceeds (or would have resulted in proceeds) that are less than the amount of Senior Debt outstanding at the time of the asset sale (either (i) or (ii) an "Approved Asset Sale"). The Senior Lenders and Subordinated Lenders hereby waive any right to enjoin an Approved Asset Sale or to plead or assert any objection or any other cause of action as a result of, related to, or arising out of the contemplation or completion of an Approved Asset Sale.

(b) Notwithstanding anything contained in this Agreement or any of the Senior Loan Documents or Subordinated Loan Documents, or any applicable state or federal law to the contrary; If any Senior Lender or Subordinated Lender holds Senior Debt or Subordinated Debt for which the time-period for Borrower to plead any statute of limitations as a defense against any claim or demand such Lender may make has expired (including the shortened time-period contained in Section 30(a)), then such Lender shall terminate any UCC Financing Statement in their name that has been filed against the Collateral, unless Borrower has agreed in writing, in its sole and absolute discretion, to permit such UCC filing to remain.

These Amendments #3, #4, #5 and #6 shall become effective as of the date that a majority of the holders of Senior Debt and a majority of the holders of Subordinated Debt as of May 2, 2008 have agreed to and accepted such Amendments. By signing below you indicate your acceptance and agreement to the amendments to the Intercreditor Agreement, which are outlined herein.

Agreed to and Accepted by:

LENDER:

[                               ]
approving as [Senior or Subordinated] Lender

By:  __________________________________  Date  ____________________

BORROWER:

NatureWell, Incorporated,
a Delaware corporation

By:  ___________________________________  Date  ____________________
     James R. Arabia, Chief Executive Officer

By:  ___________________________________  Date  ____________________
     Robert T. Malasek, Chief Financial Officer